Exhibit 10

JOURNAL MEDIA GROUP, INC.
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

1.    Establishment; Purpose.

(a)    Establishment. Journal Media Group, Inc. hereby establishes the Journal Media Group, Inc. Executive Severance and Change in Control Plan, as set forth in this document.

(b)    Purpose. The Plan is designed to provide financial protection in the event of unexpected job loss to certain top executives of the Company and its Affiliates who are expected to make substantial contributions to the success of the Company and thereby provide for stability and continuity of management.

2.    Definitions. For purposes of the Plan, the following terms have the meanings set forth below:

“Accrued Benefits” has the meaning given to that term in Section 4(a)(i) hereof.

“Affiliate” means any entity controlled by, controlling, or under common control with, the Company.

“AIP” means the Company’s Executive Annual Incentive Plan, or any successor plan, or such other annual cash incentive plan of the Company or an Affiliate in which the Participant participates immediately prior to his or her Date of Termination.

“Annual Base Salary” means the Participant’s annual rate of base salary in effect as of the Date of Termination, prior to any reduction that would qualify as a Good Reason termination event.

“Board” means the Board of Directors of the Company.

“Cause” means: (a) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or any of its Affiliates (other than any such failure resulting from any medically determined physical or mental impairment), that is not cured by the Participant within 30 calendar days after a written demand for substantial performance is delivered to the Participant by the CEO which specifically identifies the manner in which the CEO believes that the Participant has not substantially performed the Participant’s duties; (b) the willful engagement by the Participant in illegal conduct or gross misconduct which results in material and demonstrable damage to the business or reputation of the Company or an Affiliate; (c) a willful and material violation of the Code of Conduct and Ethics for Employees or Code of Conduct and Ethics for Financial Executives, as applicable (the “Code of Conduct”), or similar policies, of the Company or any of its Affiliates that, if curable, is not cured by the Participant within 30 calendar days after a written demand is delivered to the Participant by the CEO which specifically identifies the manner in which the CEO believes that the Participant has materially violated the Code of Conduct or similar policies; or (d) a material breach by the Participant of the provisions of Section 7 of the Plan; provided, however, that no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company or any of its Affiliates.

“CEO” means the Chief Executive Officer of the Company.

“Change in Control” has the meaning given to that term in the Company’s Long-Term Incentive Plan.

“Change in Control Protection Period” means the period beginning upon the occurrence of a Change in Control through and until the second anniversary of the occurrence of such Change in Control.

“COBRA” means Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Company” means Journal Media Group, Inc. and any successor to its business or assets, by operation of law or otherwise.

“Competitive Business” has the meaning given to that term in Section 7(c) hereof.

“Confidential Information” has the meaning given to that term in Section 7(a) hereof.

“Date of Termination” means the date of the Participant’s death, the Disability Effective Date, the date on which the termination of the Participant’s employment by the Company for Cause or without Cause or by the Participant for Good Reason or without Good Reason is effective, or such later date as is acceptable to the Board.

“Determination Firm” has the meaning given to that term in Section 9 hereof.

“Disability” means that (a) the Participant has been unable, for a period of 180 consecutive business days, to perform the Participant’s duties, as a result of physical or mental illness or injury, and (b) a physician selected or approved by the Company has determined that it is either not possible to determine when such inability to perform will cease or that it appears probable that such inability will be permanent during the remainder of the Participant’s life. A termination of the Participant’s employment by the Company for Disability shall be communicated to the Participant by written notice, and shall be effective on the 30th day after receipt of such notice by the Participant (the “Disability Effective Date”), unless the Participant returns to full-time performance of the Participant’s duties before the Disability Effective Date.

“Eligible Employee” means an individual who is described as such in Section 3(a) hereof.

“Excise Tax” has the meaning given to that term in Section 9 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Good Reason” means the occurrence of any of the following without the Participant’s consent: (a) a material reduction by the Company of the Participant’s duties, responsibilities or reporting relationship; (b) a material reduction by the Company of the Participant’s Annual Base Salary or Target AIP (other than an across-the-board reduction which applies in a comparable manner to other senior executives of the Company); or (d) a relocation of the Participant’s primary work location by more than 50 miles from the Company’s offices at which the Participant was principally employed. A termination of the Participant’s employment by the Participant shall not be deemed to be for Good Reason unless (x) the Participant gives notice to the Company of the existence of the event or condition constituting Good Reason within 30 calendar days after such event or condition initially occurs or exists, and (y) the Company fails to cure such event or condition within 30 calendar days after receiving such notice. Additionally, the Participant must terminate his employment within 120 calendar days after the initial occurrence of the event or condition constituting Good Reason for such termination to be “Good Reason” hereunder.

“Notice of Termination” means a written notice which (a) indicates the specific termination provision in this Plan relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (c) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 30 calendar days after the giving of such notice).

“Other Benefits” has the meaning given to that term in Section 4(a)(ii) hereof.

“Participant” means an Eligible Employee who meets the eligibility requirements and other conditions of Section 3 hereof, until such time as the Eligible Employee’s participation ceases in accordance with Section 3(c) hereof.

“Participation Agreement” means an agreement between the Company and each Eligible Employee that must be executed as a condition of the Participant’s eligibility for this Plan, in the form attached as Exhibit A.

“Payments” has the meaning given to that term in Section 9 hereof.

“Plan” means the Journal Media Group, Inc. Executive Severance and Change in Control Plan as set forth herein and as from time to time in effect.

“Pro-Rated Annual Incentive” has the meaning given to that term in Section 4(b)(i) hereof.

“Protection Period” has the meaning given to that term in Section 7(a) hereof.

“Qualified Termination” means: (a) any termination of a Participant’s employment by the Company other than for Cause and not as a result of the Participant’s death or Disability; or (b) a termination of employment by a Participant for Good Reason.

“Reduced Amount” has the meaning given to that term in Section 9 hereof.

“Release” has the meaning given to that term in Section 5 hereof.

“Section 409A” has the meaning give to that term in Section 21(a) hereof.

“Severance Multiple” has the meaning given to that term in Section 4(b)(ii) hereof.

“Target AIP” means the amount of cash compensation that would be payable to the Participant under the AIP for the performance period during which the Date of Termination occurs, computed assuming that the “target” level of performance has been achieved, prior to any reduction that would qualify as a Good Reason termination event.

“Trade Secret” has the meaning given to that term in Section 7(b) hereof.

“Underpayment” has the meaning given to that term in Section 9 hereof.

3.     Eligibility.

(a)    Eligible Employees. Eligibility to participate in the Plan shall be limited to certain key executives of the Company and its Affiliates who (i) are designated by the Board as officers of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, (ii) are not parties to individual employment agreements that provide for severance benefits and (iii) are designated, by a duly adopted resolution of the Committee, as Eligible Employees. The Committee shall limit the class of persons selected to participate in the Plan to a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA. In lieu of expressly designating Eligible Employees for Plan participation, the Committee may establish eligibility criteria (consistent with the provisions of this Section 3(a)) providing for participation of one or more Eligible Employees who satisfy such criteria.

(b)    Participation. As a condition to becoming a Participant and being entitled to the benefits and protections provided under the Plan, each Eligible Employee must execute and deliver a Participation Agreement to the Company within 30 days after the date such individual is designated by the Committee as an Eligible Employee.

(c)    Duration of Participation. An Eligible Employee shall cease to be a Participant in this Plan if: (i) the Participant ceases to be employed by the Company or an Affiliate, unless such Participant is then entitled to a severance benefit as provided in Sections 4(b), 4(c) or 4(e) of this Plan; or (ii) the Committee removes the Eligible Employee as a Participant by providing notice of such removal to the Participant in accordance with Section 16 at least 180 days prior to the effective date of the Participant’s removal (and such Eligible Employee shall continue to be a

Participant during such notice period). Notwithstanding anything herein to the contrary, a Participant who is entitled to a severance benefit as provided in Section 4(b), 4(c) or 4(e) of this Plan shall remain a Participant in this Plan until the amounts and benefits payable under this Plan have been paid or provided to the Participant in full. Any severance benefits to be provided to a Participant under this Plan are subject to all of the terms and conditions of the Plan, including Sections 5, 7 and 8(b).

(d)     No Employment Rights. Participation in the Plan does not alter the status of a Participant as an at-will employee, and nothing in the Plan will limit or affect in any manner the right of the Company or an Affiliate to terminate the employment or adjust the compensation of a Participant at any time and for any reason (with or without Cause).

4.     Severance Benefits.

(a)     Any Termination of Employment. If a Participant’s employment with the Company and its Affiliates is terminated for any reason or no reason, then:

(i)    Accrued Benefits. The Company shall pay, or cause to be paid, to the Participant the sum of: (A) the Participant’s Annual Base Salary earned through the Date of Termination, to the extent not previously paid; (B) the amount of any annual incentive that has been earned by the Participant for a completed fiscal year or other measuring period preceding the Date of Termination, but has not yet been paid to the Participant; and (C) any accrued vacation pay, to the extent not previously paid (the sum of the amounts described in clauses (A), (B) and (C) shall be referred to as the “Accrued Benefits”). The Accrued Benefits shall be paid in a single lump sum within 30 calendar days after the Date of Termination.

(ii)    Other Benefits. To the extent not theretofore paid or provided, the Company shall pay or provide, or cause to be paid or provided, to the Participant (or his or her estate) any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including any benefits to which the Participant is entitled under Part 6 of Subtitle B of Title I of ERISA (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Date of Termination.

(b)    Qualified Termination not During the Change in Control Protection Period. Subject to compliance with Sections 5 and 7 hereof, in the event that a Participant incurs a Qualified Termination other than during the Change in Control Protection Period, the Participant shall be entitled to the compensation and benefits set forth in this Section 4(b):

(i)    Pro-Rated Annual Incentive. Subject to Section 5 hereof, the Participant shall be eligible to receive a lump sum payment equal to the annual incentive, if any, that would have been payable under the AIP for the performance period during which the Date of Termination occurs, determined as if the Participant had remained employed for the entire period and based on actual performance during the entire performance period and without regard to any discretionary adjustments that have the effect of reducing the amount of the annual incentive (other than discretionary adjustments applicable to all similarly-situated senior executives who did not terminate employment), pro-rated for the portion of the performance period through and including the Date of Termination (the “Pro-Rated Annual Incentive”). The Pro-Rated Annual Incentive shall be paid to the Participant at the same time that payments are made to other participants in the AIP for the performance period during which the Date of Termination occurs and shall be in lieu of any annual incentive that the Participant would have otherwise been entitled to receive under the terms of the AIP for that performance period.

(ii)    Severance. Subject to Section 5 hereof, the Company shall pay, or cause to be paid, to the Participant an amount equal to the product of (A) one (1.0) (the “Severance Multiple”), multiplied by (B) the sum of the Participant’s Annual Base Salary and Target AIP. Any severance payable pursuant to this Section 4(b)(ii) will be paid in in a single lump sum within 15 calendar days after the Release described in Section 5 becomes effective and irrevocable in accordance with its terms.

(iii)    Health Care Coverage. Subject to Section 5 hereof, the Company shall pay, or cause to be paid, to the Participant an amount equal to the product of (A) the Severance Multiple, multiplied by (B) the annual cost payable by the Participant, as measured as of his or her Date of Termination, to obtain coverage under COBRA for the Participant and, if applicable, his or her spouse and eligible dependents under the Company’s employee group health plan at the level in effect on the Date of Termination. Such amount shall be payable in a single lump sum within 15 calendar days after the Release described in Section 5 becomes effective and irrevocable in accordance with its terms. Such amount shall be payable whether or not the Participant and his or her spouse and eligible dependents elect to continue medical care coverage under the Company’s group health care plans under COBRA.

(iv) Equity Awards. Subject to Section 5 hereof, (A) all outstanding and unvested time-based equity awards of the Company granted to the Participant shall become immediately vested and exercisable (as applicable); and (B) all outstanding and unvested performance-based equity awards of the Company granted to the Participant shall remain outstanding and shall vest, if at all, based on the extent to which the applicable performance goals are achieved during the entire applicable performance period, with the resulting payout pro-rated based on the length of time within the performance period that has elapsed through the Date of Termination.

(c) Qualified Termination During the Change in Control Protection Period. Subject to compliance with Sections 5 and 7 hereof, in the event that a Participant incurs a Qualified Termination during the Change in Control Protection Period, then the Company shall pay or provide, or cause to be paid or provided, to the Participant the payments and benefits set forth in Section 4(b) above, provided that: (i) the Severance Multiple, as defined in Section 4(b)(ii), shall be one and one-half (1.5) rather than one (1.0); (ii) the Pro-Rated Annual Incentive shall be calculated assuming that “target” performance had been achieved for each performance goal, rather than based on actual performance results; and (iii) the vesting of equity awards shall be governed by the terms of the Company’s Long-Term Incentive Plan in lieu of the treatment provided in Section 4(b)(iv).

(d)     Termination for Cause; Other than for Good Reason. If a Participant’s employment is terminated for Cause, or if the Participant voluntarily terminates his or her employment without Good Reason, then the Company shall pay or provide to the Participant the Accrued Benefits, payable in accordance with Section 4(a)(i) of this Plan, and the Other Benefits, and no further amounts shall be payable to the Participant under this Section 4 after the Date of Termination.

(e)    Disability and Death. If a Participant’s employment is terminated for Disability or as a result of the Participant’s death, then subject to Section 5 hereof, (i) the Company shall pay or provide to the Participant (or his or her estate) the Pro-Rated Annual Incentive set forth in Section 5(b)(i); (ii) all outstanding and unvested time-based equity awards of the Company granted to the Participant shall become immediately vested and exercisable (as applicable), and all outstanding and unvested performance-based equity awards of the Company granted to the Participant shall vest at the “target” performance level, with the resulting payout pro-rated based on the length of time within the performance period that has elapsed through the Date of Termination; and (iii) in the event of a termination for Disability only (and not as a result of death), the Company shall pay, or cause to be paid, to the Participant a lump sum payment equal to his Annual Base Salary within 15 calendar days after the Release described in Section 5 becomes effective and irrevocable in accordance with its terms (which payment shall serve as an offset to any salary continuation benefits provided under the applicable Company employee long-term disability plan to the extent provided in that plan).

(f)     Notice of Termination. Any termination by the Company for Cause, or by a Participant for Good Reason, shall be communicated by Notice of Termination to the other party in accordance with Section 16. The failure by the Company or a Participant to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Participant, respectively, hereunder or preclude the Company or the Participant, respectively, from asserting such fact or circumstance in enforcing the Company’s or the Participant’s rights hereunder.

(g)    Resignation from All Positions. Notwithstanding any other provision of this Plan, upon the termination of a Participant’s employment for any reason, unless otherwise requested by the Company, the Participant shall immediately resign from all positions that he or she holds or has ever held with the Company and its Affiliates. By executing the Participation Agreement, each Participant agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he or she shall be treated for all purposes as having so resigned upon termination of his or her employment, regardless of when or whether he or she executes any such documentation.

5.    Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to make any severance payment under Sections 4(b), 4(c) or 4(e) hereof unless: (a) the Participant or the Participant’s legal representative first executes within 50 calendar days after the Date of Termination a release of claims agreement in the form attached hereto as Exhibit B, with such changes as the Company may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable law (the “Release”), (b) the Participant does not revoke the Release, and (c) the Release becomes effective and irrevocable in accordance with its terms.

6.    No Mitigation. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

7.    Restrictive Covenants.

(a) Confidentiality. During each Participant’s employment with the Company or an Affiliate, the Participant shall preserve and protect Confidential Information from unauthorized use or disclosure, and during the period commencing on the Date of Termination and ending on the first anniversary thereof (the “Protection Period”), the Participant shall not use or disclose any Confidential Information in connection with or to benefit any person, company or other enterprise (including the Participant) which is engaged in or is planning to become engaged in direct competition with the Company in any state of the United States of America where, on the Date of Termination, the Company or an Affiliate is engaged, or has demonstrable plans to engage that were known to the Participant during employment, in substantial business activities. Each Participant acknowledges that a duty of loyalty to the Company and its Affiliates and a duty to protect the Confidential Information are imposed upon the Participant by law. “Confidential Information” means information of the Company and its Affiliates that meets one or more of the following three conditions: (i) it has not been made available generally to the public or to the trade or industry by the Company or by another with the Company’s consent; (ii) it is related to, and useful or valuable in, the current or anticipated business of the Company and its Affiliates and its value could be diminished by unauthorized disclosure or use; or (iii) it either has been identified as confidential to the Participant by the Company or an Affiliate (orally or in writing) or it has been maintained as confidential from outside parties or is recognized as intended for internal disclosure only. Confidential Information includes but is not limited to strategic and other business plans and budgets, non-public financial data and forecasts, know-how, research and development programs, personnel information (including information about the identity, responsibilities, competence, compensation and satisfaction of the Company’s employees), information about planned or pending acquisitions or divestitures, sales methods, customer lists, customer usages and requirements, customer purchase histories, marketing programs, computer programs and other confidential technical or business information or data. Each Participant acknowledges that the Company has disclosed that the Company and its Affiliates are now, and may be in the future, subject to duties to third parties to maintain information in confidence and secrecy. Each Participant consents to be bound by any such duty owed by the Company or an Affiliate to any third party.

(b)    Trade Secrets. During each Participant’s employment with the Company or an Affiliate, the Participant shall preserve and protect Trade Secrets from unauthorized use or disclosure, and after termination of such employment, the Participant shall not use or disclose any Trade Secret, indefinitely or for so long as that Trade Secret remains a Trade Secret under applicable law. “Trade Secret” means information of the Company and its Affiliates, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

(c)    Non-Competition. Each Participant agrees that, at all times during the Participant’s employment with the Company and its Affiliates and thereafter during the Protection Period, the Participant will not, directly or indirectly, participate in or assist in, the organization, planning, preparation, ownership, financing, management, operation or control, nor have any beneficial interest in more than 5% of the equity, of any corporation, partnership, association or other person or entity which directly competes or is planning to directly compete with the Company or an Affiliate with respect to the operations of the Company or Affiliate that were within the Participant’s management responsibility, including the responsibility of personnel reporting to the Participant, at any time within two (2) years prior to the Date of Termination (“Competitive Business”), if: (i) the Competitive Business would utilize the Participant’s services for the benefit of any broadcast, cable, print or other mass communications media operations serving any Metropolitan Statistical Area, as that term is defined by the United States Government, where during the two (2) years preceding the Date of Termination, the Company or an Affiliate is engaged, or has demonstrable plans to engage that were known to the Participant during employment, in broadcast, cable, print or other mass communications media operations; and (ii) Confidential Information acquired by the Participant during the two (2) years preceding the Date of Termination would reasonably be expected to be useful to the performance of the Participant’s duties in such employment.

(d)    Non-Solicitation. During his or her employment with the Company and its Affiliates and thereafter during the Protection Period, each Participant agrees not to solicit or induce, or to assist anyone else in soliciting or inducing, directly or indirectly, any employee of the Company or an Affiliate who was supervised by the Participant, or about whom the Participant obtained any Confidential Information, during the last two (2) years of the Participant’s employment by the Company and its Affiliates, to terminate their employment with the Company or an Affiliate or to accept employment with a Competitive Business. This provision is not intended to restrict the employment opportunities of any employees of the Company who seek employment with a Competitive Business without any solicitation or inducement by the Participant.

(e)    Return of Property. At a Participant’s Date of Termination, or at any time upon the Company’s request, the Participant shall deliver to the Company the original and all copies of all documents, records and property of any nature whatsoever which are in the Participant’s possession or control and which are the property of the Company and its Affiliates or which relate to the business activities, facilities or customers of the Company and its Affiliates, including any records, documents or property created by the Participant in said capacity. Further, each Participant agrees to attend an exit interview upon termination of employment to ensure compliance with the terms of this Plan.

(f)    Non-Disparagement. A Participant shall not disparage the Company or any of its Affiliates or their respective directors, officers, employees, agents, shareholders, successors and assigns (both individually and in their official capacities with the Company) or any of their goods, services, employees, customers, business relationships, reputation or financial condition. The Company agrees that, following the Date of Termination, it will instruct its executive officers and members of the Board not to disparage a Participant or the Participant’s business relationships or reputation. For purposes of this Plan, to “disparage” means to make statements, whether oral or written, whether direct or indirect, whether true or false and whether acting alone or through any other person, that cast the subject of the statement in a critical or unfavorable light or that otherwise cause damage to, or intend to embarrass, the subject of the statement. Nothing in the foregoing will preclude either party from providing truthful disclosures as required by applicable law or legal process.

(g)    Cooperation. During the Term and thereafter, each Participant shall cooperate with the Company and its Affiliates, without additional consideration, in any internal investigation or administrative, regulatory, or judicial proceeding as reasonably requested by the Company including, without limitation, the Participant’s being available to the Company and its Affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information, and turning over to the Company all relevant documents that are or may come into the Participant’s possession, all at times and on schedules that are reasonably consistent with the Participant’s other permitted activities and commitments, if the Participant is then employed by the Company, and otherwise taking into account the Participant’s reasonable business obligations.

(h)    Duty to Notify. Each Participant will inform any new employer, prior to accepting employment, of the existence of this Section 7 and provide that employer with a copy of it. In addition, each Participant hereby authorizes the Company to forward a copy of this Section 7 to any actual or prospective new employer.

(i)    Enforcement.
(i)    Scope of Restrictions. By signing a Participation Agreement, the Participant acknowledges that the restrictions set forth in this Section 7 are reasonable and necessary to protect the Company’s business and goodwill, and that the Participant’s obligations under this Section 7 shall survive any termination of employment. The Participant also acknowledges that if any of these restrictions or obligations are found by a court having jurisdiction to be unreasonable or overly broad or otherwise unenforceable, the Participant and the Company agree that the restrictions or obligations shall be modified by the court so as to be reasonable and enforceable and, if so modified, shall be fully enforced.
(ii)    Consideration. By signing a Participation Agreement, the Participant acknowledges and agrees that the compensation and benefits provided in this Plan constitute adequate and sufficient consideration for the covenants made by the Participant in this Section 7. As further consideration for the covenants made by the Participant in this Section 7, the Company has provided and will provide the Participant certain proprietary and other confidential information about the Company, including, but not limited to, business plans and strategies, budgets and budgetary projections, income and earnings projections and statements, cost analyses and assessments, and/or business assessments of legal and regulatory issues.
(iii)    Remedies. The Participant recognizes and affirms that in the event of the Participant’s breach of any provision of this Section 7, money damages would be inadequate and the Company would have no adequate remedy at law. Accordingly, by signing a Participation Agreement, the Participant agrees that in the event of a breach or a threatened breach by the Participant of any of the provisions of this Section 7, the Company, in addition and supplementary to other rights and remedies existing in its favor, may (A) apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security), (B) cease any further payments and/or vesting of equity awards under this Plan, and (C) require the Participant to repay any severance benefits provided by the Company under Sections 5(b), (c), or (e) hereof. In the event that the Company institutes legal action to enforce this Section 7, the Participant agrees that the Company shall be entitled to recover from the Participant its costs of any action (including, if the Company prevails on at least one material issue in such action, reasonable attorneys’ and expert fees and expenses). Nothing in this Section 7(i) will be deemed to limit the Company’s remedies at law or in equity for any breach by the Participant of any of the provisions of this Section 7 that may be pursued or availed of by the Company.

8.    Effect on Other Plans, Agreements and Benefits.

(a)    Relation to Other Benefits. Unless otherwise provided herein, nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or its Affiliates for which the Participant may qualify, nor, except as explicitly set forth in this Plan, shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract or agreement with the Company or any of its Affiliates. Without limiting the generality of the foregoing, a Participant’s resignation under this Plan with or without Good Reason shall in no way affect the Participant’s ability to terminate employment by reason of the Participant’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company or its Affiliates, including, without limitation, any retirement or pension plans or arrangements or substitute plans adopted by the Company, its Affiliates or their respective successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Any economic or other benefit to a Participant under this Plan will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and its Affiliates (except to the extent provided otherwise in any such plan with respect to Accrued Benefits).

(b)    Non-Duplication. Notwithstanding the foregoing provisions of Section 8(a), and except as specifically provided below, any severance benefits received by a Participant pursuant to this Plan shall be in lieu of any general severance policy or other severance plan maintained by the Company or its Affiliates (other than a supplemental retirement, deferred compensation or similar plan or agreement which may contain provisions operative on a termination of the

Participant’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment).

9.    Section 280G. Notwithstanding anything in this Plan to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of a Participant (whether payable or distributable pursuant to the terms of this Plan or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be reduced to the maximum amount that could be paid to the Participant without giving rise to the Excise Tax (the “Reduced Amount”), if the net after-tax benefit to the Participant after reducing the Participant’s Payments to the Reduced Amount is greater than the net after-tax (including the Excise Tax) benefit to the Participant without such reduction. If the reduction of the Payments due to the Participant to the Reduced Amount would not result in a greater after-tax benefit to the Participant, the Participant’s Payments shall not be reduced pursuant to this Section 9. The reduction of the Payments due to a Participant hereunder, if applicable, shall be made in the following order: (A) first reducing the cash severance benefits (with cash severance benefits having different payment terms being reduced on a pro-rata basis); (B) then cancellation of accelerated vesting of performance-based equity awards (based on the reverse order of the date of grant); (C) then cancellation of accelerated vesting of other equity awards (based on the reverse order of the date of grant); and (D) finally reduction of any other benefits or payments due to the Participant (with benefits or payments in any group having different payment terms being reduced on a pro-rata basis. For purposes of this Section 9, present value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations required to be made under this Section 9, including whether an Excise Tax would otherwise be imposed, whether the Payments to a Participant shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Participant (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within 20 calendar days of the receipt of notice from the Participant that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 9 (“Underpayment”), consistent with the calculations required to be made hereunder. The Determination Firm shall determine the amount of any Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code, but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

10.    Administration. The Committee shall have complete discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Committee is hereby granted the authority (a) to determine whether a particular employee is a Participant, and (b) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits. The Committee may delegate, subject to such terms as the Committee shall determine, any of its authority hereunder to such person or persons from time to time as it may designate. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such delegates as it relates to those aspects of the Plan that have been delegated. Any interpretation or construction of, or determination or action by, the Committee with respect to the Plan and its administration shall be final and binding upon any and all parties and persons affected thereby, subject to the exclusive appeal procedure set forth herein; provided, however, that notwithstanding the foregoing, during the Change in Control Protection Period, any determination by the Committee as to whether “Cause” or “Good Reason” exists will be subject to de novo review by a court of competent jurisdiction.

11.    Claims for Benefits.

(a)     Filing a Claim. Any Participant or beneficiary who wishes to file a claim for benefits under the Plan shall file his or her claim in writing with the Committee.

(b)     Review of a Claim. The Committee shall, within 90 calendar days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than 180 calendar days after such receipt), send a written notification to the Participant or beneficiary as to its disposition. If the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Participant or beneficiary to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Participant or beneficiary may appeal the denial of his or her claim, including, without limitation, a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following an adverse determination on appeal.

(c)    Appeal of a Denied Claim. If a Participant or beneficiary wishes to appeal the denial of his or her claim, he or she must request a review of such denial by making application in writing to the Committee within 60 calendar days after receipt of such denial. Such Participant or beneficiary (or his or her duly authorized legal representative) may, upon written request to the Committee, review any documents pertinent to his or her claim, and submit in writing, issues and comments in support of his or her position. A Participant or beneficiary who fails to file an appeal within the 60-day period set forth in this Section 11(c) shall be prohibited from doing so at a later date or from bringing an action under ERISA.

(d)    Review of a Claim on Appeal. Within 60 calendar days after receipt of a written appeal (unless the Committee determines that special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than 120 calendar days after such receipt), the Committee shall notify the Participant or beneficiary of the final decision. The final decision shall be in writing and shall include (i) specific reasons for the decision, written in a manner calculated to be understood by the claimant, (ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits, and (iv) a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA.

12.    Participants Deemed to Accept Plan. By accepting any payment or benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee, the Company or its Affiliates, in any case in accordance with the terms and conditions of the Plan.

13.    Successors.

(a)    Company Successors. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.

(b)    Participant Successors. The rights of a Participant to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 13(b), the Company shall have no liability or obligation to pay any amount so attempted to be assigned, transferred or delegated.

14.    Unfunded Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

15.    Withholding. The Company and its Affiliates may withhold from any amounts payable under this Plan all federal, state, city or other taxes as the Company and its Affiliates are required to withhold pursuant to any law or government regulation or ruling.

16.    Notices. Any notice provided for in this Plan shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient. Notices to the Participant shall be sent to the address of the Participant most recently provided to the Company. Notices to the Company should be sent to: Journal Media Group, Inc., 333 West State Street Milwaukee, Wisconsin 53203, Attention: CEO. Notice and communications shall be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by first class mail.

17.    Amendments; Termination. The Committee expressly reserves the right to amend or terminate the Plan in whole or in part, including without limitation to remove individuals as Participants in accordance with Section 3(c) hereof or to modify or eliminate all or any benefits under Section 4 hereof; provided, however, that if a Change in Control occurs within one year following the termination of the Plan or an amendment to the Plan that would adversely affect the rights of any Participants, such termination or amendment will not be effective. Notwithstanding any other provision of this Plan to the contrary, the Plan may not be terminated or amended during the Change in Control Protection Period in a manner that would adversely affect the rights of any Participants. For the avoidance of doubt, removal of an Eligible Employee as a Participant (other than as a result of the Participant ceasing to be an employee of the Company or an Affiliate) or a decrease in a Participant’s benefits under the Plan shall be deemed an amendment of the Plan which adversely affects the rights of the Participant. No termination or amendment of the Plan shall impair the rights of a Participant who previously has incurred a Qualified Termination, death or Disability unless such amendment, modification, removal or termination is agreed to in a writing signed by the Participant (or his or her legal representative) and the Company.

18.    Governing Law. This Plan shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Wisconsin, without regard to conflicts of law principles. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the federal and state courts located in Wisconsin in any court action or proceeding brought with respect to or in connection with this Plan.

19.    Severability. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Plan shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

20.    Headings. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

21.    Section 409A.

(a)    In General. Section 409A of the Code (“Section 409A”) imposes payment restrictions on “nonqualified deferred compensation” (i.e., potentially including payments owed to a Participant upon termination of employment). Failure to comply with these restrictions could result in negative tax consequences to a Participant, including immediate taxation, interest and a 20% additional income tax. It is the Company’s intent that this Plan be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under this Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A, to the maximum extent possible. If neither of these exceptions applies, and if a Participant is a “specified employee” within the meaning of Section 409A, then notwithstanding any provision in this Plan to the contrary and to the extent required to comply with Section 409A, all amounts that would otherwise be paid or provided to such Participant during the first six months following the Date of Termination shall instead be accumulated through and paid or provided (without interest) on the first business day that is more than six-months after the Date of Termination.

(b)    Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and the Participant is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company or its Affiliates as an employee or consultant, and for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

(c)    Payment Dates. Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “within 15 calendar days after the Release described in Section 5 becomes effective and irrevocable”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In the event the payment period under this Plan for any nonqualified deferred compensation commences in one calendar year and ends in a second calendar year, the payments shall not be paid (or installments commenced) until the later of the first payroll date of the second calendar year, or the date that such Release becomes effective and irrevocable, to the extent necessary to comply with Section 409A. For purposes of Section 409A, a Participant’s right to receive any “installment” payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments.

[END OF DOCUMENT]

EXHIBIT A
PARTICIPATION AGREEMENT

[Date]

Dear [Name]:

You have been selected to participate in the Journal Media Group, Inc. Executive Severance and Change in Control Plan (the “Plan”), subject to your execution and return of this letter agreement (this “Participation Agreement”) to Journal Media Group, Inc. (the “Company”).

By signing this Participation Agreement, you hereby acknowledge and agree as follows: (a) that you have read the Plan, including, but not limited to, the provisions contained in Section 7 of the Plan entitled “Restrictive Covenants” (the “Restrictive Covenants”); (b) that the Restrictive Covenants are intended to encourage conduct that protects the legitimate business assets of the Company and its subsidiaries and affiliates; (c) that, as a condition to and in consideration of receiving the benefits set forth in the Plan, you hereby agree to be bound by and to comply with the terms and conditions of the Restrictive Covenants; and (d) that you will notify the Company in writing if you have, or reasonably should have, any questions regarding the applicability of the Restrictive Covenants. You further acknowledge that by signing this Participation Agreement, you have thereby agreed to comply with the Restrictive Covenants, willingly, and that that you were free to reject this Participation Agreement and all benefits under the Plan with no adverse consequences to your employment with the Company and its subsidiaries.

Note that the agreements you make by executing this Participation Agreement will be enforceable against you, regardless of whether or not your employment terminates in circumstances that entitle you to severance benefits under the Plan.

Please note that you are not required to participate in the Plan, and may decline participation in the Plan by not returning this Participation Agreement. If you want to accept participation in the Plan, you must execute this Participation Agreement and see that it is returned in person or via facsimile to the Company’s Vice President, Human Resources at trina.jashinsky@jmg.com so that it is received no later than [Date]. This Participation Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

JOURNAL MEDIA GROUP, INC.	ACCEPTED AND AGREED BY PARTICIPANT

By: __________________________________	Signed:_______________________________
Title: _________________________________	Dated:________________________________

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EXHIBIT B
GENERAL RELEASE

This General Release (this “Release”) is made and entered into as of this [•] day of [•], 20[•], by and between Journal Media Group, Inc. (the “Company”) and [•] (“Executive”).

1.    Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of [•], 20[•] (the “Separation Date”).

2.    Payments and Benefits. Upon the effectiveness of the terms set forth herein, the Company shall provide Executive with the benefits set forth in Section 4(b), 4(c) or 4(e) of the Journal Media Group, Inc. Executive Severance and Change in Control Plan (the “Plan”), upon the terms, and subject to the conditions, of the Plan. Executive agrees that Executive is not entitled to receive any additional payments as wages, vacation or bonuses except as otherwise provided under Section 4(a) of the Plan.

3.    No Liability. This Release does not constitute an admission by the Company or its affiliates or predecessors, or their respective officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4.    Release. In consideration of the payments and benefits set forth in Section 2 of this Release, Executive for himself/herself, his or her heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its respective affiliates and their respective predecessors, successors and assigns (the “Company Group”) and each of its officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, expenses, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Company Group, from the beginning of time and up to and including the date Executive executes this Release. This Release includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, wage and hour violations, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing, whether based in common law or any federal, state or local statute; (d) claims under or associated with any of the Company Group’s incentive or equity compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1963, and the Americans with Disabilities Act of 1990, the Rehabilitation Act, the Family and Medical Leave Act, the

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Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Fair Labor Standards Act (“FLSA”), the Lilly Ledbetter Fair Pay Act or any other foreign, federal, state or local law or judicial decision); (f) claims arising under the Employee Retirement Income Security Act; and (g) any other statutory or common law claims related to Executive’s employment with the Company Group or the separation of Executive’s employment with the Company Group.

Without limiting the foregoing paragraph, Executive represents that Executive understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Company Group as of the date Executive signs this Release. This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act. Executive acknowledges that as of the date Executive signs this Release, Executive may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626 and Executive voluntarily relinquishes any such rights or claims by signing this Release.

Notwithstanding the foregoing provisions of this Section 4, nothing herein will release the Company Group from: (i) any obligation under the Plan; (ii) any obligation to provide all benefit entitlements under any Company benefit or welfare plan that were vested as of the Separation Date, including the Company’s 401(k) plan and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (iii) Executive’s rights of indemnification and directors and officers liability insurance as may be in effect as of the Separation Date; and (iv) any rights or claims that relate to events or circumstances that occur after the date that Executive executes this Release. In addition, nothing in this Release is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission or any state or local human rights commission in connection with any claim Executive believes he or she may have against the Releasees. However, by executing this Release, Executive hereby waives the right to recover any remuneration, damages, compensation or relief of any type whatsoever from the Company, its affiliates and their respective predecessors and successors in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any similar state commission or in any proceeding brought by the Equal Employment Opportunity Commission or any similar state commission on Executive’s behalf.

5.    Bar. Executive acknowledges and agrees that if he or she should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of the release under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees, along with the benefits set forth in Section 2 of the Release.

6.    Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of laws principles.

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7.    Acknowledgment. Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that he or she has been advised by the Company to seek the advice of legal counsel (at Executive’s cost) before entering into this Release. Executive acknowledges that he or she was given a period of [21] [45] calendar days within which to consider and execute this Release, and to the extent that he or she executes this Release before the expiration of the [21] [45] calendar day period, he or she does so knowingly and voluntarily and only after consulting his or her attorney. Executive acknowledges and agrees that the promises made by the Company Group hereunder represent substantial value over and above that to which Executive would otherwise be entitled.

8.    Revocation. Executive has a period of 7 calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company pursuant to Section 16 of the Plan by hand or overnight courier before 5:00 p.m. on the seventh day after signing this Release and this Release will not become effective or enforceable until such revocation period has expired. Executive understands that if he or she revokes this Release, it will be null and void in its entirety, and he or she will not be entitled to any payments or benefits provided in this Release, including without limitation under Section 2 of this Release.

9.    Miscellaneous. This Release, together with the Plan, is the complete understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to Executive’s employment with the Company Group, except as specifically excluded by this Release. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. Executive agrees to execute such other documents and take such further actions as reasonably may be required by the Company Group to carry out the provisions of this Release.

10.    Counterparts. This Release may be executed by the parties hereto in counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

JOURNAL MEDIA GROUP, INC. ____________________________________ By: Its:	EXECUTIVE [Form of Release - Do Not Sign] ___________________________________ []

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